SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 15, 2015

Domino’s Pizza, Inc.

(Exact name of registrant as specified in its charter)

Commission file number:

001-32242

Delaware	38-2511577
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

30 Frank Lloyd Wright Drive

Ann Arbor, Michigan 48106

(Address of principal executive offices)

(734) 930-3030

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 16, 2015, Domino’s Pizza, Inc. (the “Company”) announced that it has appointed Mr. Jeffrey D. Lawrence, age 41, as its new Executive Vice President of Finance and Chief Financial Officer, effective as of August 31, 2015, replacing Michael T. Lawton, Executive Vice President of Finance and Chief Financial Officer. Mr. Lawton will retire from the Company after 16 years of service on August 28, 2015.

Mr. Lawrence has worked at the Company since May 2000 in several senior financial roles. He served as Vice President and Corporate Controller from March 2002 through September 2008, as Vice President of International Finance from September 2008 through January 2014 and as Vice President and Treasurer from January 2014 through the present.

The Company has agreed to the following terms with Mr. Lawrence in connection with his appointment, which the Company expects to memorialize in an at-will employment agreement with Mr. Lawrence:

•	annual base salary of $400,000;

•	annual incentive bonus of up to 100% of his base salary under the terms and conditions of the Domino’s Pizza Senior Executive Annual Incentive Plan, which ties the performance bonus to achieving targeted financial goals; and

•	an equity grant with a value of $500,000 consisting of (i) stock option grant with a value of $250,000, and (ii) a performance-based restricted stock award with a value of $250,000.

If Mr. Lawrence is terminated by the Company without cause, he will be entitled to a severance package equal to his existing salary for twelve months.

A copy of the press release announcing the appointment of Mr. Lawrence as the new Executive Vice President of Finance and Chief Financial Officer and the retirement of Mr. Lawton is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release dated July 16, 2015 relating to Jeffrey D. Lawrence and Michael T. Lawton.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DOMINO’S PIZZA, INC.
(Registrant)

Date: July 16, 2015	/s/ Kenneth B. Rollin
Kenneth B. Rollin
Executive Vice President and General Counsel

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